Exhibit 3.2

CERTIFICATE OF DESIGNATION

CLAREMONT TECHNOLOGIES CORP.

1.

Number of Shares.

The 2006 Series A Preferred Stock designated and known as “Series A Convertible Preferred Stock” shall consist of 50,000,000 shares.

2.

Voting.

For so long as the Series A Convertible Preferred Stock is outstanding, except as otherwise required by law, the Series A Convertible Preferred Stock shall vote together with all other classes and series of stock of the corporation entitled to vote or to act by written consent on the particular matter, as a single class, at any annual or special meeting of the stockholders of the corporation, or may act by written consent in the same manner as all other shares of the corporation entitled to act by written consent on the particular matter and each share of Series A Convertible Preferred Stock shall entitle the holder thereof to one (1) vote per share.

3.

Dividends.

The holders of record of the Series A Convertible Preferred Stock shall be entitled to participate in the receipt of any and all dividends declared in favor of the holders of the common stock, and each share of Series A Convertible Preferred Stock outstanding as of the record date for a dividend, or if no record date is established, the date of payment thereof, shall entitle the holder thereof to an amount equal to the amount payable in respect of an outstanding share of common stock.

4.

Liquidation.

Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the net assets of the Corporation shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and the holders of the common stock, except that for purposes of any such distribution, each such share of Series A Convertible Preferred Stock shall entitle the holder thereof to an amount equal to the amount distributable in respect of one share of common stock.

5.

Restrictions.  For so long as any of the Series A Convertible Preferred Stock is outstanding, the corporation will not:

5A.

Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to (i) the distribution of assets on the liquidation, dissolution or winding up of the Corporation or (ii) the right to receive dividends;

5B.

Amend, alter or repeal its Certificate of Incorporation or By-Laws in a manner that would adversely affect the rights of the holders of the Series A Convertible Preferred Stock;

5C.

Redeem any shares of the Series A Convertible Preferred Stock or Common Stock; or

5D.

Purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock junior to or pari passu with the Series A Convertible Preferred Stock.

Notwithstanding the foregoing, the corporation shall be permitted to amend its Certificate of Designation to increase the number of its authorized shares of common stock so as to cause all the outstanding shares of Series A Convertible Preferred Stock to be converted into common stock as provided in Section 6 hereof.

6.

A.  Conversions.  Each share of Series A Convertible Preferred Stock shall automatically and without any action on the part of the holder thereof, be converted into fully paid and non-assessable common shares of the Corporation at the rate of one share of common stock for each share of Series A Convertible Preferred Stock immediately upon the effective filing of an amendment of the articles of incorporation of the corporation to authorize the issuance of a number of shares of common stock sufficient to permit the conversion into common stock of all Series A Convertible Preferred Stock then outstanding.  Holders of shares of Series A Convertible Preferred Stock so converted may deliver to the corporation at its principal office (or such other office or agency of the corporation as the corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted.  As promptly as practicable thereafter, the corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of common stock to which such holder is entitled.  Until such time as a holder of shares of Series A Convertible Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of common stock to which such holder shall be entitled upon the surrender thereof.

B.  No Reissuance of Series A Convertible Preferred Stock.  Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

C.  Issue Tax.  The issuance of certificates for shares of common stock upon conversion of Series A Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock which is being converted.

D.  Subdivision or Combination of Common Stock.  In case the corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock immediately prior to such combination shall be proportionately increased.

E.

Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or is there shall be declared a dividend payable in cash or stock, or the holders of Common Stock shall be granted any rights to subscribe for capital stock, then, as a condition of such reorganization or reclassification, dividend or declaration, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

F.

Notice of Adjustment.  Upon any adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the conversion ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

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